As filed with the Securities and Exchange Commission on August 3, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MONOLITHIC POWER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0466789
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5808 Lake Washington Blvd. NE

Kirkland, Washington 98033

(Address of Principal Executive Offices) (Zip Code)

MONOLITHIC POWER SYSTEMS, INC.

AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

 (Full title of the plan)

Michael Hsing

President and Chief Executive Officer

Monolithic Power Systems, Inc.

5808 Lake Washington Blvd. NE

Kirkland, Washington 98033

(425) 296-9956

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Kevin B. Espinola, Esq. Jones Day 3161 Michelson Drive, Suite 800 Irvine, California 92612 (949) 851-3939	Saria Tseng Vice President and General Counsel Monolithic Power Systems, Inc. 5808 Lake Washington Blvd. NE Kirkland, Washington 98033 (425) 296-9956

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share, issuable under the Monolithic Power Systems, Inc. Amended and Restated 2014 Equity Incentive Plan	5,000,000 shares (1)	$250.40 (2)	$1,252,000,000	$162,510 (3)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Monolithic Power Systems, Inc. Amended and Restated 2014 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Calculated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on July 28, 2020.

(3)	Calculated in accordance with Section 6(b) of the Securities Act, at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Monolithic Power Systems, Inc. (the “Registrant”), a Delaware corporation, is filing this Registration Statement to register an additional 5,000,000 shares of its common stock, par value $0.001 per share (“Common Stock”), that may be issued under the Registrant’s Amended and Restated 2014 Equity Incentive Plan (the “Amended Plan”), which Common Stock is in addition to the shares of Common Stock registered on the Registrant’s Form S-8 filed on November 3, 2014 (File No. 333-199782). The Registrant’s stockholders approved the Amended Plan, including increasing the reservation of aforementioned additional shares, at the Registrant’s Annual Meeting of Stockholders on June 11, 2020.

With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 28, 2020;

(b)	Quarterly Reports on Form 10-Q for the three months ended March 31, 2020, filed with the Commission on May 11, 2020, and for the three and six months ended June 30, 2020, filed with the Commission on August 3, 2020;

(c)	Current Reports on Form 8-K, filed with the Commission on February 5, 2020 and June 12, 2020 (to the extent such report is filed, not furnished); and

(d)

The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on November 16, 2004, and any subsequent amendment and restatement or report filed with the Commission for the purposes of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement (other than information contained in documents that are deemed furnished and not filed) that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (“Section 145”), as the same exists or may hereafter be amended (the “General Corporation Law”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law.

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the General Corporation Law, its directors and officers (and may indemnify its employees and other agents) involved in any action, lawsuit or proceeding by reason of the fact that he or she is or was a director or officer (or employee or agent, if applicable) of the Registrant. The Registrant’s Amended and Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law.

The foregoing is only a general summary of certain aspects of Delaware law, and the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the General Corporation Law and the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

The Registrant’s directors and officers are covered by insurance maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, the Registrant has entered into agreements with its directors and officers providing indemnification of such directors and officers by the Registrant to the fullest extent permitted by law, subject to certain limited exceptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit / Annexure	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation.	S-1/A	333-117327	3.2	11/15/2004
4.2	Amended and Restated Bylaws.	S-1/A	333-117327	3.4	11/15/2004
5.1	Opinion of Jones Day.					X
23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).					X
23.2	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP).					X
23.3	Consent of Jones Day (included in Exhibit 5.1).					X
24.1	Power of Attorney (included on the signature page of this Registration Statement).					X
99.1	Monolithic Power Systems, Inc. Amended and Restated 2014 Equity Incentive Plan.	14A	000-51026	B	4/29/2020

Item 9. Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on August 3, 2020.

MONOLITHIC POWER SYSTEMS, INC.

By:	/s/ Michael Hsing
Michael Hsing
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Hsing and T. Bernie Blegen, and each of them individually, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Hsing	President, Chief Executive Officer and Director (principal executive officer)	August 3, 2020
Michael Hsing

/s/ T. Bernie Blegen	Chief Financial Officer (principal financial and accounting officer)	August 3, 2020
T. Bernie Blegen

/s/ Herbert Chang	Director	August 3, 2020
Herbert Chang

/s/ Eugen Elmiger	Director	August 3, 2020
Eugen Elmiger

/s/ Victor K. Lee	Director	August 3, 2020
Victor K. Lee

/s/ James C. Moyer	Director	August 3, 2020
James C. Moyer

/s/ Jeff Zhou	Director	August 3, 2020
Jeff Zhou